Exhibit 99

Vishay Intertechnology Names New Chief Financial Officer and Creates Chief
Accounting Officer Role

MALVERN, Pa--July 31, 2008--Vishay Intertechnology, Inc. (NYSE:VSH) one of the world's largest manufacturers of discrete semiconductors and passive electronic components, announced today changes to its corporate finance and accounting function. Dr. Lior Yahalomi will become the Company's Chief Financial Officer and Lori Lipcaman will assume the newly created role of Chief Accounting Officer, Richard N. Grubb will step down as Chief Financial Officer, effective September 1, 2008, but will be a consultant to the Company's Executive Chairman.

Dr. Yahalomi has served as Corporate Senior Vice President, Mergers & Acquisitions of the Company since June 2006. Ms. Lipcaman has served as Corporate Senior Vice President, Operations Controller since 1998 and has been associated with the Company since 1989.

"Lior and Lori have been working together for the past two years and will continue to operate as an effective team," President and CEO Dr. Gerald Paul said. "I look forward to working with them in the days, months and years to come."

Mr. Grubb has been associated with the Company for forty years in a variety of positions, and has served as CFO since 1994. "We thank Dick for his many years of service to Vishay and our shareholders. I am fortunate that he will be available to me on a consulting basis going forward," said Dr. Felix Zandman, Executive Chairman of the Board and Chief Business Development and Technical Officer.

About Vishay Intertechnology, Inc.

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics and selected ICs) and passive electronic components (resistors, capacitors, inductors, sensors, and transducers). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, and medical markets. Its product innovations, successful acquisition strategy, and ability to provide "one-stop shop" service have made Vishay a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

CONTACT: Vishay Intertechnology, Inc.
Peter G. Henrici
Senior Vice President Corporate Communications
+1-610-644-1300